Exhibit 99.2

Eagle Bulk Shipping Inc. Announces Reverse Stock Split

STAMFORD, Conn., August 5, 2016 – Eagle Bulk Shipping Inc. (Nasdaq: EGLE) (the “Company”) today announced that it has effected a 1-for-20 reverse stock split of its issued and outstanding shares of common stock. The reverse stock split, which was previously approved by the Company’s Board of Directors and shareholders, took effect as of 5:00 p.m., Eastern Time, August 4, 2016. Upon the effectiveness of the reverse stock split, every 20 shares of issued and outstanding common stock were combined into one issued and outstanding share of common stock, with no change in par value per share.

The reverse stock split is intended to bring the Company into compliance with the $1.00 minimum average closing share price requirement for continued listing on the Nasdaq Global Select Market (the “NASDAQ”). In addition, the effectiveness of the reverse stock split is also (i) a requirement under the Company’s previously announced Second Lien Loan Agreement, dated March 30, 2016, and (ii) a condition to the consummation of each of the Company’s previously announced Common Stock Purchase Agreements, dated July 1, 2016 and July 10, 2016, respectively.

The Company’s common stock is expected to begin trading on a split-adjusted basis on the NASDAQ at the market open on August 5, 2016. The Company’s common stock will continue to trade under the symbol “EGLE” but will have a new CUSIP number (Y2187A 143).

The reverse stock split reduced the number of shares of the Company’s outstanding common stock from approximately 376.1 million shares to approximately 18.8 million shares. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would have resulted will be settled in cash. Shareholders holding share certificates will receive information from Computershare, Inc., the Company’s transfer agent, regarding the process for exchanging their shares of common stock. Shareholders who hold their shares in brokerage accounts or in “street name” will not be required to take any action to effect the exchange of their shares.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 13, 2016, a copy of which is available at www.sec.gov.

About Eagle Bulk Shipping

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. We own one of the largest fleets of Supramax dry bulk vessels in the world. Supramax dry bulk are vessels which are constructed with on-board cranes, ranging in size from approximately 50,000 to 65,000 dwt and are considered a sub-category of the Handymax segment, typically defined as 40,000 to 65,000 dwt. We transport a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward- looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.

The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) changes in demand in the dry bulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions; (ii) greater than anticipated levels of dry bulk vessel new building orders or lower than anticipated rates of dry bulk vessel scrapping; (iii) changes in rules and regulations applicable to the dry bulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union or by individual countries; (iv) actions taken by regulatory authorities; (v) changes in trading patterns significantly impacting overall dry bulk tonnage requirements; (vi) changes in the typical seasonal variations in dry bulk charter rates; (vii) changes in the cost of other modes of bulk commodity transportation; (viii) changes in general domestic and international political conditions; (ix) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking costs); (x) the outcome of our discussions with the agent of our credit facility regarding the calculation of collateral covenants, (xi) the outcome of legal proceedings in which we are involved and (xii) other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission.

The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Investor Relations:

Adir Katzav

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 212-785-2500

Media:

Jonathan Morgan

Perry Street Communications, New York

jmorgan@perryst.com

Tel. +1 212-741-0014

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